September 15, 2008

Securities and Exchange Commission
100 F Street, NW
Washington, D.C. 20549

Re:	China Health Care Corporation (formerly The Cavalier Group)
EIN: 98-0463119

Commissioners:

We were previously the principal accountants for China Health Care Corporation (formerly The Cavalier Group), and we reported on the financial statements of China Health Care Corporation as of May 31, 2008 and 2007, and for the years ended May 31, 2008 and 2007. We have not provided any audit services to China Health Care Corporation since the audit of the May 31, 2008 financial statements. Effective September 15, 2008, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated September 15, 2008. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

"Cordovano and Honeck LLP"
Cordovano and Honeck LLP
Englewood, Colorado